Exhibit 10.5

FINAL VERSION

AMENDED AND RESTATED DANAHER CORPORATION

OMNIBUS INCENTIVE PLAN

FOUNDER LONG-TERM GROWTH AWARD OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the Amended and Restated Danaher Corporation Omnibus Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Agreement (the “Agreement”).

I.	NOTICE OF STOCK OPTION GRANT

Name:

Employee ID:

The undersigned Optionee has been granted Options to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Date of Grant

Exercise Price per Share	$

Total Number of Shares Granted

Type of Option	Nonstatutory Stock Option

Expiration Date	Tenth anniversary of Date of Grant

Vesting Schedule:	Vesting in equal installments (each, a “Tranche”) on the fourth and fifth anniversaries of Date of Grant

II.	AGREEMENT

1. Grant of Option. The Company hereby grants to the Optionee named in the Notice of Stock Option Grant (the “Optionee”), an option (the “Option” or the “Options,” as the case may be) to purchase the number of shares of Common Stock (the “Shares”) set forth in the Notice of Stock Option Grant, at the exercise price per Share set forth in the Notice of Stock Option Grant (the “Exercise Price”), and subject to the terms and conditions of this Agreement and the Plan, which are incorporated herein by reference. For purposes of this Agreement, to the extent the Optionee is not employed by the Company, “Employer” means the Eligible Subsidiary that employs the Optionee.

2. Vesting.

(a) Vesting Schedule. Except as may otherwise be set forth in this Agreement or in the Plan, Options awarded to the Optionee shall not vest until the Optionee continues to be actively employed with the Company or an Eligible Subsidiary for the periods required to satisfy the time-based vesting criteria (“Time-Based Vesting Criteria”) applicable to such Options. The Time-Based Vesting Criteria applicable to an Option are referred to as “Vesting Conditions,” and the earliest date upon which all Vesting Conditions are satisfied is referred to as the “Vesting Date.” The Vesting Conditions for an Option received by the Optionee are established by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (or by one or more members of Company management, if such power has been delegated in accordance with applicable law) and reflected in the account maintained for the Optionee by an external third-party administrator of the Options. Further, during any approved leave of absence (and without limiting the application of any other rules governing leaves of absence that the Committee may approve from time to time pursuant to the Plan), to the extent permitted by applicable law, the Committee shall have discretion to provide that the vesting of the Options shall be frozen as of the first day of the leave (or as of any subsequent day during such leave, as applicable) and shall not resume until and unless the Optionee returns to active employment prior to the Expiration Date of the Options.

(b) Fractional Shares. The Company will not issue fractional Shares upon the exercise of an Option. Any fractional Share will be rounded up and issued to the Optionee in a whole Share; provided that to the extent rounding a fractional Share up would result in the imposition of either (i) individual tax and penalty interest charges imposed under Section 409A of the U.S. Internal Revenue Code of 1986 (“Section 409A”), or (ii) adverse tax consequences if the Optionee is located outside of the United States, the fractional Share will be rounded down without the payment of any consideration in respect of such fractional Share.

(c) [Reserved].

3. Exercise of Option.

(a) Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Stock Option Grant and with the applicable provisions of the Plan and this Agreement.

(b) Method and Time of Exercise. This Option shall be exercisable by any method permitted by the Plan and this Agreement that is made available from time to time by the external third-party administrator of the Options. An exercise may be made with respect to whole Shares only, and not for a fraction of a Share. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Committee may require the Optionee to take any reasonable action in order to comply with any such rules or regulations. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Shares.

(c) Acknowledgment of Potential Securities Law Restrictions. Unless a registration statement under the Securities Act covers the Shares issued upon exercise of an Option, the Committee may require that the Optionee agree in writing to acquire such Shares for investment and not for public resale or distribution, unless and until the Shares subject to the Options are registered under the Securities Act. The Committee may also require the Optionee to acknowledge that the Optionee shall not sell or transfer such Shares except in compliance with all applicable laws, and may apply such other restrictions as it deems appropriate. The Optionee acknowledges that the U.S. federal securities laws prohibit trading in the stock of the Company by persons who are in possession of material, non-public information, and also acknowledges and understands the other restrictions set forth in the Company’s Insider Trading Policy.

(d) Automatic Exercise Upon Expiration Date. Notwithstanding any other provision of this Agreement (other than this Section), on the last trading day on which all or a portion of the outstanding Option may be exercised, if as of the close of trading on such day the then Fair Market Value of a Share exceeds the per share Exercise Price of the Option by at least $0.01 (such expiring portion of the Option that is so in-the-money, an “Auto-Exercise Eligible Option”), the Optionee will be deemed to have automatically exercised such Auto-Exercise Eligible Option (to the extent it has not previously been exercised, forfeited or terminated) as of the close of trading in accordance with the provisions of this Section. In the event of an automatic exercise pursuant to this Section, the Company will reduce the number of Shares issued to the Optionee upon such automatic exercise of the Auto-Exercise Eligible Option in an amount necessary to satisfy (1) the Optionee’s Exercise Price obligation for the Auto-Exercise Eligible Option, and (2) up to the maximum amount (or such other rate that will not cause adverse accounting consequences for the Company) of tax required to be withheld in the applicable jurisdiction(s), if any, arising upon the automatic exercise in accordance with the procedures of Section 6(f) of the Plan (unless the Committee deems that a different method of satisfying the tax withholding obligations is practicable and advisable), in each case based on the Fair Market Value of the Shares as of the close of trading on the date of exercise. The Optionee may notify the Plan record-keeper in writing in advance that the Optionee does not wish for the Auto-Exercise Eligible Option to be exercised. This Section shall not apply to the Option to the extent that this Section causes the Option to fail to qualify for favorable tax treatment under applicable law. In its discretion, the Company may determine to cease automatically exercising Options at any time.

4. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following methods (or a combination thereof):

(a) cash, delivered to the external third-party administrator of the Options in any methodology permitted by such third-party administrator;

(b) upon the Administrator’s approval, through a reduction in the number of Shares issued to the Optionee upon the exercise of the Option with a value, based on their Fair Market Value on the date of exercise, equal to the aggregate Exercise Price;

(c) through a broker-dealer sale and remittance procedure under which the exercise notice directs that the Shares issued upon the exercise be delivered, either in certificate form or in book entry form, to a licensed broker acceptable to the Company as the agent for the Optionee and at the time the Shares are delivered to the broker, either in certificate form or in book entry form, the broker will tender to the Company cash or cash equivalents acceptable to the Company and equal to the aggregate Exercise Price; or

(d) upon the Administrator’s approval, surrender of other Shares owned by the Optionee which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the exercised Options.

5. Termination.

(a) General. In the event the Optionee’s active employment with the Company or an Eligible Subsidiary terminates for any reason (other than death, Disability or Involuntary Termination) whether or not in breach of applicable labor laws, unless contrary to applicable law and unless otherwise provided by the Administrator either initially or subsequent to the grant of the Option, all unvested Options shall be automatically forfeited by the Optionee as of the date of termination and the Optionee’s right to receive options under the Plan shall also terminate as of the date of termination. The Committee shall have discretion to determine whether the Optionee has ceased to be actively employed by the Company or Eligible Subsidiary, and the effective date on which such active employment terminated. The Optionee’s active employer-employee will not be extended by any notice period mandated under applicable law (e.g., active employment shall not include a period of “garden leave,” paid administrative leave or similar period pursuant to applicable law) and in the event of the Optionee’s termination of employment (whether or not in breach of applicable labor laws), the Optionee’s right to exercise any Option after termination of employment, if any, shall be measured by the date of termination of active employment and shall not be extended by any notice period mandated under applicable law. Unless the Committee provides otherwise, (1) termination of the Optionee’s employment will include instances in which the Optionee is terminated and immediately rehired as an independent contractor, and (2) the spin-off, sale, or disposition of the Employer from the Company or an Eligible Subsidiary (whether by transfer of shares, assets or otherwise) such that the Employer no longer constitutes an Eligible Subsidiary will constitute a termination of employment.

(b) General Post-Termination Exercise Period. In the event the Optionee’s employment with the Company or an Eligible Subsidiary terminates for any reason (other than death, Disability, Early Retirement, Normal Retirement, Involuntary Termination or Gross Misconduct), whether or not in breach of applicable labor laws, the Optionee shall have a period of 90 days, commencing with the date the Optionee is no longer actively employed, to exercise the vested portion of any outstanding Options, subject to the Expiration Date of the Option. However, if the exercise of an Option following the Optionee’s termination of employment (to the extent such post-termination exercise is permitted under Section 11(a) of the Plan) is not covered by an effective registration statement on file with the U.S. Securities and Exchange Commission, then the Option will terminate upon the later of (i) thirty (30) days after such exercise becomes covered by an effective registration statement, (ii) in the event that a sale of Shares would subject the Optionee to liability under Section 16(b) of the Exchange Act, thirty (30) days after the last date on which such sale would result in liability, or (iii) the end of the original post-termination exercise period, but in no event may the Option be exercised after the Expiration Date of the Option.

(c) Death. Upon the Optionee’s death prior to termination of employment, unless contrary to applicable law and unless otherwise provided by the Administrator either initially or subsequent to the grant of the Option, a pro rata portion of each Tranche, to the extent unvested, will become vested as of the date of the Optionee’s termination of employment and such Options, together with any Options that are vested as of such date, may be exercised for a period of twelve (12) months thereafter (subject to the Expiration Date of the Option) by the personal representative of the Optionee’s estate or any other person to whom the Option is transferred under a will or under the applicable laws of descent and distribution. The pro rata portion of each Tranche will be determined by multiplying the number of Shares subject to such Tranche by a fraction, (i) the numerator of which is the number of full months during the period beginning on the Grant Date and ending on the Optionee’s termination date, with any partial month counted as a full month, and (ii) the denominator of which is the number of full months during the period beginning on the Grant Date and ending on the scheduled vesting date of the tranche. Any unvested portion of the Option that does not vest in accordance with the foregoing will terminate and be forfeited.

(d) Disability. In the event the Optionee’s employment with the Company or an Eligible Subsidiary terminates by reason of the Optionee’s Disability, unless contrary to applicable law and unless otherwise provided by the Administrator either initially or subsequent to the grant of the Option, a pro rata portion of each Tranche, to the extent unvested, will become vested as of the date of the Optionee’s termination of employment and such Options, together with any Options that are vested as of such date, may be exercised until the first anniversary of the termination of the Optionee’s employment for Disability (subject to the Expiration Date of the Option). The pro rata portion of each Tranche will be determined by multiplying the number of Shares subject to such Tranche by a fraction, (i) the numerator of which is the number of full months during the period beginning on the Grant Date and ending on the Optionee’s termination date, with any partial month counted as a full month, and (ii) the denominator of which is the number of full months during the period beginning on the Grant Date and ending on the scheduled vesting date of the tranche. Any unvested portion of the Option that does not vest in accordance with the foregoing will terminate and be forfeited.

(e) Retirement. Notwithstanding the terms of the Plan, in the event the Optionee’s employment with the Company or an Eligible Subsidiary terminates by reason of the Optionee’s Early Retirement or Normal Retirement, the vesting acceleration provisions of Early Retirement treatment or Normal Retirement treatment, as applicable, set forth in the Plan shall not apply to the Options.

(f) Involuntary Termination. In the event the Optionee’s employment with the Company or an Eligible Subsidiary is terminated by the Company or an Eligible Subsidiary without Cause (as defined below) on or following the first anniversary of the Date of Grant (an “Involuntary Termination”), a pro rata portion of each Tranche, to the extent unvested, will become vested as of the date of the Optionee’s termination of employment and such Options, together with any Options that are vested as of such date, may be exercised: (i) until the Expiration Date of the Option, if the requirements of Normal Retirement are satisfied on the Optionee’s termination date; (ii) for a period of five (5) years following the date of the Optionee’s termination of employment (subject to the Expiration Date of the Option), if the requirements of Early Retirement are satisfied on the Optionee’s termination date; or (iii) for a period of 90 days following the date of the Optionee’s termination of employment, if the requirements of neither Normal Retirement nor Early Retirement are satisfied on the Optionee’s termination date; provided in each of case (i)-(iii) that the Optionee complies with the Release Requirement (as defined below). The pro rata portion of each Tranche will be determined by multiplying the number of Shares subject to such Tranche by a fraction, (i) the numerator of which is the number of full months during the period beginning on the Grant Date and ending on the Optionee’s termination date, with any partial month counted as a full month, and (ii) the denominator of which is the number of full months during the period beginning on the Grant Date and ending on the scheduled vesting date of the tranche. Any unvested portion of the Option that does not vest in accordance with the foregoing will terminate and be forfeited.

(g) Release Requirement; Cause Definition. (i) Release. As a condition to the vesting and (if applicable) extended exercise period provided under Section 5(f), the Company may require the Optionee to execute (and not revoke) a separation and general release agreement in the form determined in the sole discretion of the Company (which release may include restrictive covenants in accordance with applicable law), which release must become effective in accordance with its terms within sixty (60) days following the date of the Optionee’s termination of employment. If the Optionee fails to timely execute such release or revokes such release, the vesting and extended exercise period provided under Section 5(f) shall not apply and the unvested Options shall terminate and be canceled as of the date of termination. (ii) Cause. For purposes of this Agreement, “Cause” means: (A) the Optionee’s dishonesty, fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to the Company or any of its affiliates, or any other action in willful disregard of the interests of the Company or any of its affiliates; (B) the Optionee’s conviction of, or pleading guilty or no contest to (1) a felony, (2) any misdemeanor (other than a traffic violation), or (3) any other crime or activity that would impair the Optionee’s ability to perform duties or impair the business reputation of the Company or any of its affiliates; (C) the Optionee’s willful failure or refusal to satisfactorily perform any duties assigned to the Optionee; (D) the Optionee’s failure or refusal to comply with Company standards, policies or procedures, including without limitation the Company’s Standards of Conduct as amended from time to time; (E) the Optionee’s violation of any restrictive covenant agreement with the Company or any of its affiliates; (F) the Optionee’s engaging in any activity that is in conflict with the business purposes of the Company or any of its affiliates, as determined in the Company’s sole discretion; or (G) a material misrepresentation or a breach of any of the Optionee’s representations, obligations or agreements under the Agreement. Notwithstanding anything to the contrary in Section 5(f), if Cause exists at the time of the Optionee’s termination of employment (whether or not the termination is characterized as a termination for Cause), the vesting and extended exercise period provided under Section 5(f) shall not apply and the unvested Options shall terminate and be canceled as of the date of termination.

(h) Gross Misconduct. If the Optionee’s employment with the Company or an Eligible Subsidiary is terminated for Gross Misconduct as determined by the Administrator, the Administrator in its sole discretion may provide that all, or any portion specified by the Administrator, of the Optionee’s unexercised Options shall terminate and be forfeited immediately without consideration. The Optionee acknowledges and agrees that the Optionee’s termination of employment shall also be deemed to be a termination of employment by reason of the Optionee’s Gross Misconduct if, after the Optionee’s employment has terminated, facts and circumstances are discovered or confirmed by the Company that would have justified a termination for Gross Misconduct.

(i) Violation of Post Termination Covenant. To the extent that any of the Optionee’s Options remain outstanding under the terms of the Plan or this Agreement after termination of the Optionee’s employment with the Company or an Eligible Subsidiary, such Options shall nevertheless expire as of the date the Optionee violates any covenant not to compete or other post-termination covenant that exists between the Optionee, on the one hand, and the Company or any Subsidiary of the Company, on the other hand.

(j) Substantial Corporate Change. Upon a Substantial Corporate Change, the Optionee’s outstanding Options will terminate unless provision is made in writing in connection with such transaction for the assumption or continuation of the Options, or the substitution for such Options of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the Options will continue in the manner and under the terms so provided.

6. Non-Transferability of Option; Term of Option.

(a) Unless the Committee determines otherwise in advance in writing, the Option may not be transferred in any manner otherwise than by will or by the applicable laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee and/or by the Optionee’s duly appointed guardian. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs and permitted successors and assigns of the Optionee.

(b) Notwithstanding any other term in this Agreement, the Option may be exercised only prior to the Expiration Date set out in the Notice of Stock Option Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

7. Amendment of Option or Plan.

(a) The Plan and this Agreement constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof. The Optionee expressly warrants that the Optionee is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. The Board may amend, modify or terminate the Plan or any Option in any respect at any time; provided, however, that modifications to this Agreement or the Plan that materially and adversely affect the Optionee’s rights hereunder can be made only in an express written contract signed by the Company and the Optionee. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement and the Optionee’s rights under outstanding Options as it deems necessary or advisable, in its sole discretion and without the consent of the Optionee, (1) upon a Substantial Corporate Change, (2) as required by law, or (3) to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this award of Options.

(b) The Optionee acknowledges and agrees that, if the Optionee changes classification from a full-time employee to a part-time employee, the Committee may in its sole discretion (1) reduce or eliminate the Optionee’s unvested Options, and/or (2) extend any vesting schedule to one or more dates that occur on or before the Expiration Date.

8. Tax Obligations.

(a) Withholding Taxes. Regardless of any action the Company or the Employer takes with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items associated with the Option is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items. Further, if the Optionee is subject to tax in more than one jurisdiction, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Optionee shall, no later than the date as of which the value of an Option first becomes includible in the gross income of the Optionee for purposes of Tax-Related Items, pay to the Company and/or the Employer, or make arrangements satisfactory to the Administrator (in its sole discretion) regarding payment of, all Tax-Related Items required by applicable law to be withheld by the Company and/or the Employer with respect to the Option. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company and/or Employer shall, to the extent permitted by applicable law, have the right to deduct any such Tax-Related Items from any payment of any kind otherwise due to the Optionee. With the approval of the Administrator, the Optionee may satisfy the foregoing requirement by:

(i) authorizing the withholding of a sufficient number of Shares otherwise issuable upon settlement of the Option that have an aggregate Fair Market Value equal to the amount of Tax-Related Items required to be withheld (the “Net Share Issuance Tax Withholding Method”);

(ii) delivering a sufficient number of unrestricted Shares already owned by the Optionee that have an aggregate Fair Market Value equal to the amount of Tax-Related Items required to be withheld (the “Existing Shares Tax Withholding Method”); or

(iii) authorizing the sale of a sufficient number of Shares otherwise issuable upon settlement of the Option that have an aggregate Fair Market Value equal to the amount of Tax-Related Items required to be withheld (the “Sell-To-Cover Tax Withholding Method”).

For purposes of the foregoing, (A) the Optionee shall be deemed to have been issued the full number of Shares otherwise issuable on the applicable exercise date, notwithstanding that a number of whole Shares are held back or sold to satisfy the Tax-Related Items required to be withheld, (B) the Company or the Employer may determine the amount of Tax-Related Items required to be withheld, in good faith and in its sole discretion, by reference to applicable withholding rates, including maximum withholding rates, so long as such rates will not cause adverse accounting consequences, and (C) the Company may also use any other method or combination of methods of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy its withholding obligation for Tax-Related Items pertaining to any Option.

(b) Code Section 409A. Payments made pursuant to the Plan and this Agreement are intended to qualify for an exemption from or comply with Section 409A. Notwithstanding any provision in the Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that all Options granted to the Optionees who are United States taxpayers are made in such a manner that either qualifies for exemption from or complies with Section 409A; provided, however, that the Company makes no representations that the Plan or the Options shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Plan or any Options granted thereunder. If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its Eligible Subsidiaries shall have any liability for any tax, penalty or interest imposed on the Optionee by Section 409A, and the Optionee shall have no recourse against the Company or any of its Eligible Subsidiaries for payment of any such tax, penalty or interest imposed by Section 409A.

9. Rights as Shareholder. Until all requirements for exercise of the Option pursuant to the terms of this Agreement and the Plan have been satisfied, the Optionee shall not be deemed to be a shareholder or to have any of the rights of a shareholder with respect to any Shares.

10. No Employment Contract. Nothing in the Plan or this Agreement constitutes an employment contract between the Company and the Optionee and this Agreement shall not confer upon the Optionee any right to continuation of employment with the Company or any of its Eligible Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or any of its Eligible Subsidiaries’ right to terminate the Optionee’s employment at any time, with or without cause (subject to any employment agreement the Optionee may otherwise have with the Company or an Eligible Subsidiary thereof and/or applicable law).

11. Board Authority. The Board and/or the Committee shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of this Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether any Options have vested). All interpretations and determinations made by the Board and/or the Committee in good faith shall be final and binding upon the Optionee, the Company and all other interested persons and such determinations of the Board or the Committee do not have to be uniform nor do they have to consider whether optionees are similarly situated.

12. Headings. The captions used in this Agreement and the Plan are inserted for convenience and shall not be deemed to be a part of the Option for construction and interpretation.

13. Electronic Delivery.

(a) If the Optionee executes this Agreement electronically, for the avoidance of doubt, the Optionee acknowledges and agrees that the Optionee’s execution of this Agreement electronically (through an online system established and maintained by the Company or a third party designated by the Company, or otherwise) shall have the same binding legal effect as would execution of this Agreement in paper form. The Optionee acknowledges that upon request of the Company the Optionee shall also provide an executed, paper form of this Agreement.

(b) If the Optionee executes this Agreement in paper form, for the avoidance of doubt the parties acknowledge and agree that it is their intent that any agreement previously or subsequently entered into between the parties that is executed electronically shall have the same binding legal effect as if such agreement were executed in paper form.

(c) If the Optionee executes this Agreement multiple times (for example, if the Optionee first executes this Agreement in electronic form and subsequently executes this Agreement in paper form), the Optionee acknowledges and agrees that (i) no matter how many versions of this Agreement are executed and in whatever medium, this Agreement only evidences a single grant of Options relating to the number of Shares set forth in the Notice of Stock Option Grant and (ii) this Agreement shall be effective as of the earliest execution of this Agreement by the parties, whether in paper form or electronically, and the subsequent execution of this Agreement in the same or a different medium shall in no way impair the binding legal effect of this Agreement as of the time of original execution.

(d) The Company may, in its sole discretion, decide to deliver by electronic means any documents related to the Option, to participation in the Plan, or to future awards granted under the Plan, or otherwise required to be delivered to the Optionee pursuant to the Plan or under applicable law, including but not limited to, the Plan, this Agreement, the Plan prospectus and any reports of the Company generally provided to shareholders. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to the Company’s intranet or the internet site of a third party involved in administering the Plan, the delivery of documents via electronic mail (e-mail) or such other means of electronic delivery specified by the Company. By executing this Agreement, the Optionee hereby consents to receive such documents by electronic delivery. At the Optionee’s written request to the Secretary of the Company, the Company shall provide a paper copy of any document at no cost to the Optionee.

14. Data Privacy. The Company is located at 2200 Pennsylvania Avenue, NW, Suite 800W, Washington, D.C., 20037, United States of America and grants Options under the Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company’s grant of Options under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the Option, the Optionee expressly and explicitly consents to the Personal Data Activities as described herein.

(a) Data Collection, Processing and Usage. The Company collects, processes and uses the Optionee’s personal data, including the Optionee’s name, home address, email address, and telephone number, date of birth, social insurance/passport number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Options or any other equity compensation awards granted, cancelled, exercised, vested, or outstanding in the Optionee’s favor, which the Company receives from the Optionee or the Employer. In granting the Option under the Plan, the Company will collect the Optionee’s Personal Information for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and usage of the Optionee’s Personal Information is the Optionee’s consent.

(b) Stock Plan Administration Service Provider. The Company transfers the Optionee’s Personal Information to Fidelity Stock Plan Services LLC, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different Stock Plan Administrator and share the Optionee’s Personal Information with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Optionee to receive and trade Shares acquired under the Plan. The Optionee will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Optionee’s ability to participate in the Plan.

(c) International Data Transfers. The Company and the Stock Plan Administrator are based in the United States. The Optionee should note that the Optionee’s country of residence may have enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of the Optionee’s Personal Information to the United States is the Optionee’s consent.

(d) Voluntariness and Consequences of Consent Denial or Withdrawal. The Optionee’s participation in the Plan and the Optionee’s grant of consent is purely voluntary. The Optionee may deny or withdraw the Optionee’s consent at any time. If the Optionee does not consent, or if the Optionee later withdraws the Optionee’s consent, the Optionee may be unable to participate in the Plan. This would not affect the Optionee’s existing employment or salary; instead, the Optionee merely may forfeit the opportunities associated with the Plan.

(e) Data Subject Rights. The Optionee may have a number of rights under the data privacy laws in the Optionee’s country of residence. For example, the Optionee’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Optionee’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Optionee’s Personal Information. To receive clarification regarding the Optionee’s rights or to exercise the Optionee’s rights, the Optionee should contact the Optionee’s local human resources department.

15. Waiver of Right to Jury Trial. EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT OR EXPECTATION AGAINST THE OTHER TO TRIAL OR ADJUDICATION BY A JURY OF ANY CLAIM, CAUSE OR ACTION ARISING WITH RESPECT TO THE OPTION OR HEREUNDER, OR THE RIGHTS, DUTIES OR LIABILITIES CREATED HEREBY.

16. Agreement Severable. In the event that any provision of this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

17. Governing Law and Venue. The laws of the State of Delaware (other than its choice of law provisions) shall govern this Agreement and its interpretation. For purposes of litigating any dispute that arises with respect to this Option, this Agreement or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the courts of New Castle County, or the United States Federal court for the District of Delaware, and no other courts; and waive, to the fullest extent permitted by law, any objection that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum. Any claim under the Plan, this Agreement or any Option must be commenced by the Optionee within twelve (12) months of the earliest date on which the Optionee’s claim first arises, or the Optionee’s cause of action accrues, or such claim will be deemed waived by the Optionee.

18. Nature of Option. In accepting the Option, the Optionee acknowledges and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the Plan is operated and the Options are granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights the Optionee may have under this Agreement may be raised only against the Company;

(c) no entity other than the Company has any obligation to make any payment of any kind to the Optionee under this Agreement;

(d) the award of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, benefits in lieu of options or other equity awards, even if options have been granted in the past;

(e) all decisions with respect to equity awards, if any, shall be at the sole discretion of the Company;

(f) the Optionee’s participation in the Plan is voluntary;

(g) the Option, and the income and value of same, is an extraordinary item that (i) does not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary, and (ii) is outside the scope of the Optionee’s employment or service contract, if any;

(h) the Option, and the income and value of same, is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary;

(i) the Option and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace or supplement any pension rights or compensation;

(j) unless otherwise agreed with the Company in writing, the Option, and the income from and value of same, are not granted as consideration for, or in connection with, any service the Optionee may provide as a director of any Subsidiary;

(k) the future value of the underlying Shares is unknown, undeterminable and cannot be predicted with certainty;

(l) if the Shares do not increase in value, the Option will have no value;

(m) if the Optionee exercises the Option and obtains Shares, the value of the Shares obtained upon exercise may increase or decrease in value, even below the Exercise Price;

(n) in consideration of the award of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option, or recoupment of any Shares acquired under the Plan, or Shares purchased through the exercise of the Option, resulting from (i) termination of the Optionee’s employment or continuous service with the Company or any Subsidiary (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable labor laws), and/or (ii) the application of any recoupment policy or any recovery or clawback policy otherwise required by law, and in consideration of the grant of the Options, the Optionee agrees not to institute any claim against the Company or any Subsidiary; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing/electronically accepting this Agreement, the Optionee shall be deemed to have irrevocably waived the Optionee’s entitlement to pursue or seek remedy for any such claim; and

(o) neither the Company, the Employer nor any other Eligible Subsidiary shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the U.S. Dollar that may affect the value of the Option or of any amounts due to the Optionee pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

19. Language. The Optionee acknowledges that the Optionee is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Optionee to understand the terms and conditions of this Agreement. If the Optionee has received the Plan, this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise prescribed by applicable law.

20. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

21. Waiver. The Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other participant.

22. Insider Trading/Market Abuse Laws. By accepting the Options, the Optionee acknowledges that the Optionee is bound by all the terms and conditions of any Company insider trading policy as may be in effect from time to time. The Optionee further acknowledges that, depending on the Optionee’s country, the Optionee may be or may become subject to insider trading restrictions and/or market abuse laws. The Optionee acknowledges that it is the Optionee’s personal responsibility to comply with any applicable restrictions, and the Optionee should speak to the Optionee’s personal advisor on this matter.

23. Legal and Tax Compliance; Cooperation. If the Optionee resides or is employed outside of the United States, the Optionee agrees, as a condition of the grant of the Options, to repatriate all payments attributable to the Shares and/or cash acquired under the Plan if required by and in accordance with local foreign exchange rules and regulations in the Optionee’s country of residence (and country of employment, if different). Finally, the Optionee agrees to take any and all actions as may be required to comply with the Optionee’s personal legal and tax obligations under local laws, rules and regulations in the Optionee’s country of residence (and country of employment, if different).

24. Private Offering. The grant of the Options is not intended to be a public offering of securities in the Optionee’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities with respect to the grant of the Options (unless otherwise required under local law). No employee of the Company is permitted to advise the Optionee on whether the Optionee should purchase Shares under the Plan or provide the Optionee with any legal, tax or financial advice with respect to the grant of the Options.

25. Foreign Asset/Account Reporting Requirements and Exchange Controls. The Optionee’s country may have certain exchange control and/or foreign asset/account reporting requirements which may affect the Optionee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan. The Optionee acknowledges that it is the Optionee’s responsibility to comply with any applicable regulations.

26. [Reserved].

27. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons.

28. Recoupment. The Options granted pursuant to this Agreement are subject to the terms of all compensation clawback policies approved by or pursuant to delegation from the Danaher Corporation Board of Directors (or the Compensation Committee thereof) from time to time (collectively, the “Policies”) if and to the extent any of the Policies by its terms applies to the Options, and to the terms required by applicable law; and the terms of the Policies and such applicable law are incorporated by reference herein and made a part hereof.

29. Notices. The Company may, directly or through its third-party stock plan administrator, endeavor to provide certain notices to the Optionee regarding certain events relating to awards that the Optionee may have received or may in the future receive under the Plan. The Optionee acknowledges and agrees that (1) the Company has no obligation to provide any such notices; (2) to the extent the Company does provide any such notices, the Company does not thereby assume any obligation to provide any such notices; and (3) the Company, its Subsidiaries and the third-party stock plan administrator have no liability for any failure to provide such notices.

30. Limitations on Liability. Notwithstanding any other provisions of the Plan or this Agreement, no individual acting as a director, employee, or agent of the Company or any of its Subsidiaries will be liable to the Optionee or the Optionee’s spouse, beneficiary, or any other person or entity for any claim, loss, liability, or expense incurred in connection with the Plan. No member of the Board or of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Option.

31. Consent and Agreement With Respect to Plan. The Optionee (a) acknowledges that the Plan and the prospectus relating thereto are available to the Optionee on the website maintained by the Stock Plan Administrator; (b) represents that the Optionee has read and is familiar with the terms and provisions thereof, has had an opportunity to obtain the advice of counsel of the Optionee’s choice prior to executing this Agreement and fully understands all provisions of the Agreement and the Plan; (c) accepts this Option subject to all of the terms and provisions thereof; (d) consents and agrees to all amendments that have been made to the Plan since it was adopted in 2007; and (e) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

[If the Agreement is signed in paper form, complete and execute the following:]

OPTIONEE	DANAHER CORPORATION

Signature	Signature

Print Name	Print Name

Title

Residence Address

Declaration of Data Privacy Consent. By providing the additional signature below, the Optionee explicitly declares the Optionee’s consent to the data-processing operations described in Section 14 of this Agreement. This includes, without limitation, the transfer of the Optionee’s Personal Information to, and the processing of such data by, the Company, the Employer or, as the case may be, the Stock Plan Administrator in the United States. The undersigned may withdraw the Optionee’s consent at any time, with future effect and for any or no reason as described in Section 14 of this Agreement.

OPTIONEE

Signature